                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934



                                October 19, 2001
                Date of report (Date of earliest event reported)



                               G & L REALTY CORP.
                               -----------------
               (Exact name of registrant as specified in charter)


           Maryland                 1-12566                   95-4449388
--------------------------------------------------------------------------------
(State or Other Jurisdiction    (Commission File    (IRS Employer Identification
       of Incorporation               Number                         No.)

              439 N. Bedford Drive, Beverly Hills, California 90210
              -----------------------------------------------------
               (Address of principal executive offices) (Zip code)

        Registrant's telephone number including area code: (310) 273-9930


                                 Not applicable.
                      ----------------------------------
          (Former name or former address, if changed since last report)

Item 5.           Other Events.

On June 6, 2001, G&L Realty Corp. (the "Company") reported that Lyle Weisman and certain of his associates (the "Weisman Group") had delivered to the special committee of the board of directors a proposal to acquire, at the election of the Company, either (i) all of the issued and outstanding common stock of the Company for $15.00 per share or (ii) all of the assets of the Company (the "Weisman Proposal").

On June 25, 2001, the Company reported that the Weisman Group had delivered to the special committee a first amendment to the Weisman Proposal in which it increased the price per share of common stock of the Company to $15.25 per share and deleted the reference to purchasing the Company's assets.

On July 10, 2001, the Company reported that the Weisman Group had delivered to the special committee a second amendment to the Weisman Proposal that: (i) increased the price per share of common stock of the Company, if the Weisman Group acquires 100% of such common stock, to $16.00 per share, subject to satisfactory completion of customary corporate and legal due diligence, and with a statement that the price per share would not be adjusted to less than $15.25 per share if the Weisman Group elected to continue with the transaction; and
(ii) offered to purchase, at the Company's election, less than all, but not less than 50.1% of the Company's common stock on a fully diluted basis, at a price of $15.25 per share, without a contingency for due diligence.

On July 19, 2001, the Company announced that the special committee had responded in a letter addressed to the Weisman Group that it would be prepared to support a proposal by the Weisman Group to acquire the Company in which: (i) all common stockholders (other than the Weisman Group) received a price of not less than $16.00 per share; (ii) there would be no contingencies for due diligence or financing; (iii) the Weisman Group would make a nonrefundable payment of $2.5 million to the Company; and (iv) other requirements set forth in the response were met.

On July 31, 2001, the Company announced that the special committee had received a further amendment (the "Third Amendment") to the Weisman Proposal that: (i) reaffirmed the Weisman Group's desire to acquire all, but not less than 50.1%, of the Company's common stock; (ii) increased the proposed cash purchase price per share to $16.35 per share, subject to satisfactory completion of customary corporate and legal due diligence, or $15.35 per share without a contingency for due diligence; (iii) conditioned the amended proposal on the negotiation and execution of a definitive acquisition agreement and the termination of the agreement and plan of merger dated as of May 10, 2001 between the Company and a company owned by Daniel M. Gottlieb and Steven D. Lebowitz (the "Merger Agreement"); and (iv) offered to deliver a deposit of $750,000 to counsel for the special committee if the Company accepted the amended proposal, and to increase the deposit by an additional $400,000 upon execution of a definitive acquisition agreement, provided that the deposit would be refunded if the transaction were unable to close prior to October 30, 2001, for any reason other than a breach of the acquisition agreement by the Weisman Group.

On August 17, 2001, the special committee advised the Weisman Group that it was unable to recommend to the full board of directors that it proceed with the transaction outlined in the Third Amendment to the Weisman Proposal. The special committee stated that the Third Amendment did not address its previously expressed concerns that the proposed transaction could not be consummated because Messrs. Gottlieb and Lebowitz and other stockholders would not support it, and that the proposal did not provide for reimbursement of the Company for losses it would incur in the event of a failed transaction.

On August 21, 2001, the special committee received a further amendment (the "Fourth Amendment") to the Weisman Proposal to acquire all, but not less than 50.1%, of the Company's common stock. The Fourth Amendment: (i) offered to deliver an initial deposit of $750,000 to counsel for the special committee, which would be credited towards the purchase price of the Company's common stock, (ii) provided for, no later than three business days following execution of a definitive agreement between the Company and the Weisman Group, an increase to the deposit by $1,750,000, for a total of $2,500,000 to be credited towards the purchase price of the Company's common stock and (iii) provided that the deposit would become non-refundable to the Weisman Group and be paid to the Company should no transaction in which holders of the common stock of the Company received aggregate consideration of $12.00 or more for each share of the Company's common stock they owned (regardless of the originator of such transaction) close within 12 calendar months from the date of execution of the definitive agreement.

On September 5, 2001, the Company announced that the special committee had advised the Weisman Group that it was unable to recommend to the full board of directors that it proceed with the transaction outlined in the Weisman Group's latest proposal made August 21, 2001. The special committee stated that it had concluded that there was no reasonable possibility that the Weisman Group could complete the acquisition of at least 50.1% of the outstanding common stock of the Company as contemplated by the proposal.

On September 5, 2001, the special committee received a further amendment (the "Fifth Amendment") to the Weisman Proposal that: (i) increased the proposed cash purchase price per share to $15.50 per share without a due diligence contingency, or $16.50 per share with a due diligence contingency, (ii) reduced the minimum required threshold for the Weisman Group's proposal to acquire the Company's common stock to 45.0% (inclusive of the shares of common stock owned by the Weisman Group); and (iii) provided that the Company would promptly, upon completion of a transaction with the Weisman Group, take such steps as may be necessary or appropriate for delisting the shares of common stock from trading.

On September 10, 2001, the Company announced that the special committee had determined that the transaction contemplated by the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz providing for a merger in which common stockholders of the Company would receive $12.00 per share continues to be fair and reasonable to and in the best interests of the Company and its unaffiliated common stockholders. The special committee reaffirmed its recommendation that the Company consummate the transaction.

The special committee also advised the Weisman Group that it would not recommend the Weisman Group's latest proposal dated September 5, 2001 to the full board of directors. In considering the Weisman Group's latest proposal, the special committee concluded that, since the latest proposal did not contemplate a merger, it should be considered a proposal to make a tender offer for a minimum of 45% of the Company's outstanding shares of common stock conditioned upon a termination of the Merger Agreement. In reviewing the proposal, the special committee considered a number of things, including the following:

         (i) the Weisman Group's proposal was not in the form of an offer that the Company could accept to create a legally binding contract; therefore, it would require the Company to terminate the Merger Agreement in advance of the existence of an obligation on the Weisman Group's part to deliver the $2.5 million good faith deposit needed to reimburse the Company for the costs that have been and would be incurred upon termination of the Merger Agreement;

         (ii) in the absence of any objective criteria for determining the purchase price adjustments that would be applicable in the case of the proposed $16.50 per share transaction in which due diligence was performed, the special committee had to consider the proposal as at $15.50 per share;

         (iii) based on expert advice, the special committee had concluded that it is more likely than not that the Weisman Group would be unable to acquire 45% of the Company's outstanding common stock in a tender offer opposed by Messrs. Gottlieb and Lebowitz who own approximately 42% of the Company's outstanding common stock and have options to purchase an additional 167,000 shares, which they have advised the special committee they would do; the only form of a tender offer that the special committee would be able to recommend would be a tender offer made at an appropriate price, on an any and all basis or subject to a minimum threshold that the special committee determines is more likely than not to be satisfied, and with no contingencies;

         (iv) the special committee believed that there was a material risk that, if the Merger Agreement were terminated and the Weisman Group did not meet the 45% minimum threshold in its proposal, the Company's common stock would trade at a significant discount from the $12.00 per share price specified in the Merger Agreement, particularly in light of the advice of the special committee's financial advisor that the range of values of the Company's common stock is between $5.00 and $10.00 per share;

         (v) the failure of the Weisman Group to provide the special committee with any business plan or indication of its intentions with respect to the future management or operation of the Company, notwithstanding numerous requests from the special committee;

         (vi) the fact that the Weisman Group did not need the approval or consent of the special committee to conduct a tender offer; and

         (vii) the special committee's concern that the continued lapse of time would give rise to the right of Messrs. Gottlieb and Lebowitz to terminate the Merger Agreement, leaving the Company's stockholders without an opportunity to participate in any transaction.

On September 17, 2001, the Company announced that the special committee had received an amended proposal from the Weisman Group to acquire the outstanding common stock of the Company (the "Sixth Amendment"). In the amended proposal, the Weisman Group set forth two alternative proposals - Proposal A and Proposal
B. In Proposal A, the Weisman Group: (i) offered to acquire all of the issued and outstanding common stock of the Company to be effected via a cash-out merger at a purchase price of $15.50 per share of common stock, (ii) waived due diligence as a pre-condition to any transaction at $15.50 per share, (iii) offered to deliver an initial deposit of $750,000 to counsel for the special committee within two business days after the special committee accepted the Weisman Group's offer, and no later than three business days following execution of a definitive agreement between the Company and the Weisman Group, to increase the deposit by $1,750,000, for a total of $2,500,000 to be credited towards the purchase price of the Company's common stock, (iv) provided that the deposit would become non-refundable to the Weisman Group and be paid to the Company should no transaction in which holders of the common stock of the Company received aggregate consideration of at least $12.00 for each share of the Company's common stock they owned (regardless of the originator of such transaction) closed within 12 calendar months from the date of the definitive agreement, and (v) conditioned the offer on the negotiation and execution of definitive agreement and termination of the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz.

In Proposal B, the Weisman Group asked the special committee and board of directors of the Company to approve and recommend a direct offer from the Weisman Group to all common stockholders of the Company containing the following terms: (i) the purchase price would be $15.50 per share of common stock, (ii) the acquiring party would be a new entity to be formed by the Weisman Group and principally owned by them, (iii) the timing would be as soon as may be practicable, consistent with applicable corporate and securities laws and exchange regulations, (iv) the maximum number of shares would be 100% of the issued and outstanding common stock, (v) the minimum number of shares would be 40% of the issued and outstanding common stock, inclusive of shares owned by the Weisman Group, (vi) there would be no due diligence condition, (vii) if the Weisman Group acquired more than 50% of outstanding shares of common stock as a result of the proposal, then it would thereafter seek to effect a cash-out merger between the acquiring entity and the Company upon the same terms and conditions, (viii) the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz would be terminated, (ix) the board of directors would issue a favorable recommendation in support of the Weisman Group's offer to the common stockholders, (x) the Company would, upon completion of the tender offer, take steps to delist the shares of common stock, and (xi) the deposit would be non-refundable to the Weisman Group as indicated in connection with Proposal A, except that a transaction would be deemed to have occurred if the Weisman Group achieved at least 40% minimum ownership.

Both proposals by the Weisman Group would have required termination of the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz. Under the Merger

Agreement, except in certain circumstances relating to a superior acquisition proposal as defined in the Merger Agreement, the Company is prohibited from having any discussions or negotiations with any party relating to an acquisition proposal. Acceptance by the special committee of either proposal of the Weisman Group would permit the company owned by Messrs. Gottlieb and Lebowitz to terminate the Merger Agreement, which would require prompt payment of the termination fee and reasonable expenses of Messrs. Gottlieb and Lebowitz, which were then estimated to aggregate in excess of $2,500,000. According to the amended proposal, payment of the $750,000 initial portion of the deposit would occur two business days after the special committee accepted the Weisman Group's offer, and the $1,750,000 balance of the deposit would be paid no later than three business days following execution of a definitive agreement with the Weisman Group. It was unclear from the amended proposal when the $1,750,000 balance of the deposit would be paid in the case of the tender offer in Proposal
B. Under both of the Weisman Group's proposals, the deposit would not be available to the Company to pay the termination fee and expenses of Messrs. Gottlieb and Lebowitz.

On September 20, 2001, the Company announced that the special committee of its board of directors had advised the Weisman Group that it could not recommend the Weisman Group's latest proposal dated September 17, 2001, because it was not in the form of a definitive acquisition agreement executed by the Weisman Group, which became immediately binding upon execution and delivery to the Weisman Group by the Company and which was accompanied by a deposit of $2.5 million. The body of the special committee's letter to the Weisman Group follows:

         The Special Committee (the "Committee") of the Board of Directors of G & L Realty Corp. (the "Company") is in receipt of and has considered your proposal, dated June 5, 2001, as amended by your letters dated June 22, 2001, July 6, 2001, July 30, 2001, August 21, 2001, September
         5, 2001 and September 17, 2001 (the "WGFK Proposal"). We note the implicit criticisms imbedded in your most recent letter, and take strong exception to any implication that we are doing anything other than what is required of us as the directors of a Maryland corporation.

         As you know, we now have a transaction pursuant to a binding agreement, subject to stockholder approval, at $12.00 per share. We received advice from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that the range of fairness for the Company's common stock is between $5.00 and $10.00. Under the terms of the Agreement and Plan of Merger, dated as of May 10, 2001, between the Company and G & L Realty Acquisition, LLC (the "Merger Agreement"), that transaction must be consummated by October 15, 2001, or it will be lost to the stockholders of this Company.

         Given the totality of the circumstances facing the Company, including the now highly uncertain capital markets as well as the declining economy as a whole, it is our view as a Committee that we cannot consider any proposal from you unless that proposal is in the form of definitive acquisition agreement executed by you, which becomes immediately binding upon execution and delivery to you by the

         Company and which is accompanied by a deposit of not less than $2.5 million. We have consistently communicated in our letters to you as well as in conversations with your counsel that the Committee is not prepared to take any action which would deprive stockholders of the benefits of the Merger Agreement and expose the Company to liability for the termination fees provided for in that Merger Agreement (which we have been informed by Messrs. Gottlieb and Lebowitz now exceed $2.7 million), unless the Merger Agreement could be simultaneously replaced by an alternative agreement and the payment of the $2.5 million deposit. You have, and have had for more than the past four months, a copy of the Merger Agreement. As we have previously indicated to you, that document could easily serve as a model for any offer you might want us to consider. Putting signature lines at the bottom of a letter does not elevate a mere proposal describing a possible transaction into a binding agreement - particularly where, as here, all of the obligations of the would be "offeror" are as a practical matter contingent upon the future negotiation, execution and delivery of a definitive acquisition agreement.

         The fact that you have over these many months never moved beyond the "proposal" stage nor provided a copy of your business plan to the Committee makes us doubt whether you really seek to acquire the common stock of the Company . Alternatively, you are free to make such offer as you believe to be appropriate on such terms as you believe to be appropriate directly to the stockholders of the Company.

         We stand prepared to receive and to consider any offer that you might make that satisfies the above basic criteria. Additionally, in light of the recent tragic events in our country and their impact on the capital markets, the Committee also requests that any further proposals from you be accompanied by an updated commitment letter evidencing your source of financing, dated after September 11, 2001. We are not prepared to spend any time or Company resources considering any further "proposals" describing a possible transaction unless they are in the form of an offer capable of being accepted.

On September 28, 2001, the Company entered into Amendment No. 1 to the Merger Agreement which (i) extended the deadline for holding a stockholders meeting to October 29, 2001, (ii) extended the deadline for completion of the merger to November 30, 2001, and (iii) provided that the Company would pay reasonable expenses incurred by Messrs. Gottlieb and Lebowitz if the Merger Agreement is terminated by either party because the merger has not been completed by November 30, 2001.

On October 2, 2001, the Company announced that the special committee of its board of directors had received a limited waiver under the Merger Agreement from the company owned by Messrs. Gottlieb and Lebowitz that permits the special committee to enter into discussions and negotiations with the Weisman Group and its counsel regarding the latest Weisman Proposal without having to determine at the time (as would otherwise be required by the Merger Agreement) that the failure to do so would reasonably be expected to violate the special committee's duties under applicable law or that the latest Weisman Proposal is, or is reasonably likely to be, a "Superior Acquisition Proposal" (as defined in the Merger Agreement).

The limited waiver is subject to the following conditions:

         (1) The special committee must proceed with such discussions or negotiations as expeditiously as practicable and must conclude them within a reasonable period of time given the stockholder meeting date of October 24, 2001 and applicable disclosure requirements of the Securities and Exchange Commission;

         (2) Any proposal recommended by the special committee must include the payment to the Company of at least $2.5 million on a non-refundable basis, except in the event of a breach by the Company; and

         (3) Messrs. Gottlieb and Lebowitz must be afforded sufficient advance notice of any record date for a vote of common stockholders or any tender offer for common stock of the Company relating to any acquisition by the Weisman Group or its affiliates such that, prior to such record date or tender offer, they are able to become record holders of the shares of common stock of the Company issuable on exercise of any outstanding options held by them.

On October 12, 2001 the special committee received a revised proposal from the Weisman Group to acquire the outstanding common stock of the Company. In the revised proposal, the Weisman Group proposed to make a tender offer for outstanding shares of the Company's common stock at $15.50 per share on an "any or all" basis. In addition, the proposal: (i) contemplated a deposit of $2,500,000 by the Weisman Group with the special committee's counsel which would be applied to the tender offer; (ii) contemplated that the deposit would become non-refundable only if the Weisman Group did not proceed with the tender offer (subject to certain exceptions); (iii) required termination of the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz not later than upon delivery of the deposit; (iv) required that the special committee recommend the tender offer to the Company's common stockholders; (v) contemplated commencement of the tender offer not more than thirty-one days after delivery of the deposit; (vi) contemplated that the tender offer period would be twenty-five business days, subject to up to two ten business day extensions; (vii) required the board of directors of the Company to waive any "limits on share ownership" applicable to the Weisman Group; (viii) contemplated the merger of a company owned by the Weisman Group into the Company in which common stockholders of the Company would receive $15.50 in cash per share if the Weisman Group owned more than 50% of the outstanding shares of the Company's common stock after completion of the tender offer; (ix) required that the Weisman Group be given appraisal rights with respect to its shares in the event of a merger, sale of assets or similar transaction if it owned less than a majority of the outstanding shares of the Company's common stock after completion of the tender offer; (x) required that the Company's common stock be delisted from the New York Stock Exchange after completion of the tender offer; (xi) called for a "breakup fee" of $2,800,000 if the Company or its stockholders proceed with a transaction other than the tender offer at any time after the delivery of the deposit; and (xii) limited damages against the Weisman Group (including legal fees and costs) to $2,500,000.

The revised proposal by the Weisman Group required termination of the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz not later than upon delivery of the deposit. Termination of the Merger Agreement would require prompt payment of the termination fee and reasonable expenses of Messrs. Gottlieb and Lebowitz, which are currently estimated to aggregate approximately in excess of $4,000,000. Under the revised proposal, payment of the $2,500,000 deposit would occur within three business days after the special committee accepted the Weisman Group's offer and the deposit would be held to be applied in the tender offer. Accordingly, it would not be available to the Company to pay the termination fee and expenses of Messrs. Gottlieb and Lebowitz.

Court Issues Temporary Restraining Order with Respect to Closing of Merger;
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Stockholders Meeting to Proceed on Schedule; Special Committee Responds to
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Proposal by Weisman Group
-------------------------

On October 20, 2001, the Company announced that a Los Angeles County Superior Court judge has issued an order temporarily restraining the closing of the merger of the Company with a new company owned by Daniel M. Gottlieb and Steven
D. Lebowitz pursuant to the agreement and plan of merger dated as of May 10, 2001, provided that the plaintiffs have delivered to the court a $16.2 million bond by 1:00 pm on Tuesday, October 23. If a bond acceptable to the court has been timely delivered, then the court will proceed with a hearing on Friday, October 26, 2001 with respect to plaintiffs' request for a preliminary injunction enjoining the closing of the merger. The plaintiffs are two common stockholders of the Company, Linda Lukoff and Richard Abrons.

The order does not affect the Company's stockholders meeting scheduled for October 24, 2001, in which stockholders will vote on the proposed merger, and the meeting will proceed as scheduled. The Company has been advised by Mellon Investor Services, L.L.C., the Company's Transfer Agent and Registrar, that it had received as of October 19, 2001 on behalf of the Company proxies representing 1,675,011 shares of the Company's common stock (or approximately 58.3% of the outstanding shares) that support the merger of the Company with a new company owned by Daniel M. Gottlieb and Steven D. Lebowitz. The merger must be approved by the holders of a majority of the outstanding shares of the Company's common stock. Mellon had also received proxies representing 120,685 shares (or approximately 4.2% of the outstanding shares) opposing the merger. Under applicable law, proxies may be revoked prior to or at the stockholders meeting by following appropriate procedures, which are specified in the proxy statement.

The Company also announced that the special committee of its board of directors has responded to the most recent proposal of the Weisman Group to acquire the outstanding common stock of the Company. The special committee has advised the Weisman Group that it would be prepared to recommend to the board of directors the transaction that is described in its response letter to the Weisman Group, which was delivered on October 20, 2001. The body of the special committee's letter, signed by Craig Tompkins, chairman of the special committee, to the Weisman Group follows:

                  I am writing to you today in my capacity as the Chairman of the Special Committee (the "Special Committee") of the Board of Directors (the "Board") of G & L Realty Corp. (the "Company"). The Special Committee has taken into consideration the imminence of the upcoming meeting of stockholders of the Company to consider the merger (the "Gottlieb/Lebowitz Merger") described in the Agreement and Plan of Merger, dated as of May 10, 2001, by and between G & L Acquisition, LLC and the Company, as amended (the "Gottlieb/Lebowitz Merger Agreement"). Given the fact that the Company has reported that 53.2% of the outstanding common stock of the Company ("Common Stock") has been voted in favor of the Gottlieb/Lebowitz Merger, the consummation of the Gottlieb/Lebowitz Merger, yielding a price to stockholders of $12.00 per share, is a certainty absent a determination by the Special Committee to withdraw its recommendation of the Gottlieb/Lebowitz Merger in favor of a Superior Acquisition Proposal (as defined in the Gottlieb/Lebowitz Merger Agreement). As you are also aware, the financing commitment secured by Messrs. Gottlieb and Lebowitz to complete the Gottlieb/Lebowitz Merger expires on October 31, 2001 and, given the state of the world, there is no reason to expect that their lender would continue to make such financing available to them any time in the reasonable future. Therefore, the only circumstance in which the Special Committee is willing to withdraw its recommendation of the Gottlieb/Lebowitz Merger in favor of a possible Superior Acquisition Proposal is one where the Special Committee deems the consummation of such proposal a certainty.

                  Counsel for the Special Committee received a letter from counsel for Messrs. Gottlieb and Lebowitz on October 18, 2001, which provided for the retroactive revocation of the waiver permitting the Special Committee to negotiate with Messrs. Lyle Weisman, Asher Gottesman, Len Fisch and Igor Korbatov, such individuals being jointly and severally referred to herein as "WGFK." The letter asserts that any proposal by WGFK must include a nonrefundable payment of at least $2.5 million immediately payable to the Company in order to protect the Company's stockholders from exposure to liability for the termination fee and costs provided for in the Gottlieb/Lebowitz Merger Agreement. The letter goes on to provide that Messrs. Gottlieb and Lebowitz are prepared to enforce their rights, including seeking damages, specific performance and injunctive relief. Without addressing the validity of such claims, the Special Committee has acknowledged the risk to the Company's stockholders that, even if your proposal were deemed to be a Superior Acquisition Proposal, it may never be presented to the stockholders as a result of the litigation which has been threatened. Messrs. Gottlieb and Lebowitz have entered into an agreement with the Company pursuant to which they will (i) release the Company from any claims arising out of any breach of Section 4.1 of the Gottlieb/Lebowitz Merger Agreement (giving rise to liability above and beyond the termination fee and costs), (ii) not take any action to terminate the Gottlieb/Lebowitz Merger Agreement as a result of any alleged breach of Section 4.1 of such agreement and (iii) forbear from any injunctive action or other similar interference in connection with the WGFK Tender Offer (as defined below) if the Special Committee has deemed the WGFK Tender Offer to be a Superior Acquisition Proposal, provided that any proposal put forth by the Special Committee, or ultimately recommended as a Superior Acquisition Proposal, includes the $2.5 million payment described above.

         The Special Committee has reviewed with care your proposal of October 12, 2001, and considered the results of the conversations between our counsel, Sharon Kroupa, and your counsel, Aaron Grunfeld. Based on that proposal and those conversations, as well as the considerations described above, please be advised that we are prepared to recommend to the Board the transaction set forth below. In order to move this process forward, we have directed our counsel to begin preparation of a definitive agreement (the "Definitive Agreement") containing representations, warranties, covenants and such other terms as are customary for transactions of this type. Upon your acceptance of and agreement with the terms set forth in this letter (the "Letter"), we will forward to you the Definitive Agreement for your review. If the terms of the transaction described in this Letter have not been accepted by you by 12:00 midnight (PDT) on October 22, 2001, then we will cease preparation of the Definitive Agreement.

         1.       Nature of the Transaction: WGFK agrees to make an any and all
                  -------------------------
tender offer for the outstanding common stock of the Company at the purchase price set forth below and upon the terms and conditions set forth in the Definitive Agreement (the "WGFK Tender Offer"). The WGFK Tender Offer may be made by an entity to be formed by WGFK for such purpose. However, the obligations of that entity to perform its obligations shall be unconditionally guaranteed by WGFK on a joint and severable basis. If WGFK (together with its affiliates and associates) owns more than 50% of the Common Stock immediately after the closing of the WGFK Tender Offer, a merger between the Company and an entity formed by WGFK (the "WGFK Merger") will proceed immediately pursuant to the terms of the Definitive Agreement, resulting in WGFK's beneficial ownership of 100% of the issued and outstanding Common Stock. WGFK agrees that it shall (and that it shall cause its affiliates and associates to) vote any shares of Common Stock held by them or under their control in favor of the transactions contemplated by the Definitive Agreement. The purchase price in the WGFK Merger shall be the greater of (a) the purchase price paid in the WGFK Tender Offer, and (b) the highest price paid by WGFK (or any of its affiliates or associates) for shares of Common Stock between and including the date of the close of the WGFK Tender Offer and the effective date of the WGFK Merger.

                  2.      Purchase Price: The purchase price shall be $16.50 per
                          --------------
         share, net to the seller, in cash, subject to adjustment, but in no event less than $15.50 per share, net to the seller. During the first two week period immediately following the execution of the Definitive Agreement, WGFK and its representatives shall be permitted to conduct due diligence on the Company. Any nonpublic information obtained by WGFK and/or any of its representatives shall be maintained in confidence subject to the terms of a confidentiality agreement to be executed by both parties prior to the commencement of the due diligence period. In the event that WGFK's due diligence reveals any matter which is materially adverse to the Company and which should have been disclosed under applicable federal securities laws, but was not so disclosed, then the purchase price shall be adjusted (but not below $15.50 per share) to reflect the impact of such information on the value of the Company. In the event that the parties are unable to agree as to an appropriate adjustment, the matter shall be resolved by Marshall & Stevens Incorporated, or another nationally recognized appraisal firm reasonably acceptable to the parties, with the intention that such matter be resolved within an additional period of two weeks, so as not to delay the commencement of the tender offer. In the event that any such dispute is not resolved, the tender offer shall be commenced at the price specified by WGFK, provided that the difference between the price specified by WGFK and the price specified by the Company shall be placed in escrow, for later distribution to the tendering stockholders upon ultimate resolution of the dispute.

                  3.      Other Terms of WGFK Tender Offer:
                          --------------------------------

                  3.1.    Any and All:  The WGFK Tender Offer shall be an any
                          -----------
         and all tender offer and shall not be subject to any minimum or maximum tender condition.

                  3.2.    Conditions: The WGFK Tender Offer shall not be subject
                          ----------
         to any conditions, other than (a) compliance by the Company with all of its material obligations under the terms of the Definitive Agreement and (b) the absence of any order by any court of competent jurisdiction permanently enjoining the WGFK Tender Offer; provided however, that in the case of material breach by the Company, the Company shall have a commercially reasonable period of time following receipt of written notice from WGFK of such breach in which to cure such breach, and that in the case of condition (b), the existence of any such permanent injunction shall not release WGFK from liability for failure to consummate the WGFK Tender Offer to the extent that such permanent injunction was the result of any action or inaction on its part, or on the part of any person or individual under the control of WGFK or any of the members thereof. Since the transaction contemplated by the Gottlieb/Lebowitz Merger Agreement could be closed as early as next Thursday, WGFK will need to be willing to assume all financing risk and all risk of material adverse change (including, without limitation, adverse change resulting from events of force majeure), other than material adverse change directly consequented by a breach of the Definitive Agreement by the Company.

                  3.3.  Commencement of WGFK Tender Offer: WGFK shall commence
                        ---------------------------------
         the WGFK Tender Offer as soon as practical, but in no event more than thirty-one (31) calendar days after the execution of the Definitive Agreement; provided that the Company shall be given sufficient time to provide to Messrs. Gottlieb and Lebowitz the notice described in paragraph 3.4, below.

                  3.4.  Notice to Messrs. Gottlieb and Lebowitz: The Company
                        ---------------------------------------

         shall provide five business days advance notice to Messrs. Gottlieb and Lebowitz such that prior to the record date for a vote of common stockholders or a tender offer, Messrs. Gottlieb and Lebowitz are able to become record holders of the shares of Common Stock issuable on exercise of any outstanding options held by them.

                  3.5.  Duration of the WGFK Tender Offer: The WGFK Tender Offer
                        ---------------------------------
         shall close not more than twenty-five business days from the date the offer is commenced, provided that, at the discretion of WGFK, the WGFK Tender Offer may be extended for up to two periods of ten (10) business days each.

                  4.    Appraisal Rights: Effective simultaneously with the
                        ----------------
         closing of the WGFK Tender Offer, the Board shall adopt a new bylaw provision granting to the stockholders of the Company the same appraisal rights as they would have had under statutory law in the context of an acquisition of the Company if the Common Stock were not listed on the New York Stock Exchange. This bylaw provision shall provide that it may only be amended with the approval of the holders of 80% of the Common Stock.

                  5.    Waiver of Share Ownership Limitations: Subject to WGFK's
                        -------------------------------------
         satisfaction of the conditions set forth in Article IV, Section B(4)(i)(i) of the charter of the Company (the "Charter"), the Company shall, effective simultaneously with the closing of the WGFK Tender Offer, waive the common stock ownership limitations set forth in
         Article IV, Section B(4)(b)(i) of the Charter, pursuant to the authority granted to the Board in Article IV, Section B(4)(i)(i) of the Charter, to the extent needed to permit WGFK to close the WGFK Tender Offer and, if the WGFK Merger proceeds, to permit WGFK to close the WGFK Merger.

                  6.    Favorable Recommendation of the Special Committee: The
                        -------------------------------------------------
         Special Committee shall recommend the WGFK Tender Offer to the holders of Common Stock as a Superior Acquisition Proposal (as that term is defined in the Gottlieb/Lebowitz Merger Agreement); provided, however, that the Special Committee reserves the right to withdraw its recommendation and to recommend an alternative acquisition proposal, if the Special Committee determines that such alternative proposal is superior to the WGFK Tender Offer.

                  7.    Termination of Gottlieb/Lebowitz Merger Agreement: The
                        -------------------------------------------------
         Company shall terminate the Gottlieb/Lebowitz Merger Agreement upon the execution of the Definitive Agreement.

                  8.    Good Faith Payment: As evidence of its good faith and in
                        ------------------
         order to protect the Company's stockholders from exposure to liability for the termination fee and costs provided for in the Gottlieb/Lebowitz Merger Agreement, WGFK shall forward with its signed copy of the Definitive Agreement a bank cashier's check in the amount of $2,500,000 payable to the order of the Company. The Company shall not be required to reimburse WGFK the amount of the good faith payment for any reason other than (a) material breach by the Company of its obligations under the Definitive Agreement, provided, however, that the Company shall have a commercially reasonable period of time following the receipt of written notice from WGFK of such breach, in which to cure the same, or
         (b) the recommendation to stockholders by the Special Committee of an alternative acquisition transaction and the withdrawal by the Special Committee of its recommendation to stockholders of the WGFK Tender Offer. Nor shall the Company have any obligation to reimburse the good faith payment in the event that WGFK is in breach of its obligations under the Definitive Agreement.

                  9.    Break-up Fee: In the event that the WGFK Tender Offer
                        ------------
         fails to close due to the fact that the Company has materially breached its obligations under the Definitive Agreement (provided, however, that the Company shall have a commercially reasonable period of time following the receipt of written notice from WGFK of such breach, in which to cure the same) or has entered into an alternative acquisition transaction as described above, and so long as WGFK is not in breach of its obligations under the Definitive Agreement, then the Company shall, within three (3) business days of the entering into of such alternative acquisition transaction, pay to WGFK an amount equal to the sum of (a) the reasonable costs and expenses of WGFK in connection with the Definitive Agreement and the commencement of the WGFK Tender Offer and (b) $750,000. No costs and expenses of WGFK or break-up fee shall be paid in the event that the WGFK Tender Offer is consummated.

                  10.   Financial Statements: Messrs. Weisman, Gottesman, Fisch,
                        --------------------
         and Korbatov will provide such representations and warranties regarding their financial statements and the commitment letters from each of Pacific West Management LLC and Hanmi Bank as are customary in transactions of this nature, which representations and warranties shall survive the consummation of the transactions contemplated hereby.

                  11.   Further Cooperation: The Company and WGFK shall
                        -------------------
         cooperate with each other in good faith in proceeding expeditiously to accomplish the transactions contemplated by this Agreement, subject to the execution by the parties of the Definitive Agreement.

     This letter is not intended to be and does not constitute a legally binding obligation of any of the parties and remains subject to the negotiation and execution of the Definitive Agreement, as well as other ancillary documents to accomplish the objective described above.

Item 7.       Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

Exhibit       Description
No.

99.1          Press release issued by G&L Realty Corp. on October 20, 2001.

99.2 Letter dated October 19, 2001 from S. Craig Tompkins, chairman of the special committee, to the Weisman Group.

99.3          Letter Agreement dated October 19, 2001 between G&L Realty Corp.
              and G&L Acquisition, LLC.

                                   SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               G & L REALTY CORP.

                                               By:   /s/ David E. Hamer
                                                     ------------------------
                                                     David E. Hamer
                                                     Chief Accounting Officer


DATED:  October 22, 2001